As filed with the Securities and Exchange Commission on June 21, 2005.

Registration No. ___-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATTERSON-UTI ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2504748
(State or other jurisdiction of incorporation or	(I.R.S. Employer
organization)	Identification No.)

4510 Lamesa Hwy.
Snyder, Texas	79549
(Address of Principal Executive Offices)	(Zip Code)

Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan

(Full title of the plans)

Jonathan D. Nelson
Vice President, Chief Financial Officer, Secretary and Treasurer
Patterson-UTI Energy, Inc.
4510 Lamesa Hwy
Snyder, Texas 79549
(Name and address of agent for service)

(325) 574-6300
(Telephone number, including area code, of agent for service )

With Copy to:

Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
(713) 651-5151
Attention: Michael W. Conlon

Calculation of Registration Fee

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share (2)	price (2)	registration fee
Common Stock, $0.01 par value per share	6,250,000 shares	$28.51	$178,187,500	$20,973

(1)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Also includes an indeterminable number of shares of Common Stock issuable as a result of the anti-dilution provisions of the plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low sales price of a share of Common Stock of Patterson-UTI Energy, Inc. as reported by the NASDAQ Stock Market on June 15, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which were filed by Patterson-UTI Energy, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), and any future filings made by the Registrant with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

1.	Annual report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on February 25, 2005;

2.	Quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on April 29, 2005;

3.	Current report on Form 8-K, filed with the Commission on April 29, 2005;

4.	Current report on Form 8-K, filed with the Commission on June 21, 2005;

5.	The description of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), contained in the Registrant’s current report on Form 8-K, filed with the Commission on June 21, 2005, as such may be amended from time to time; and

6.	The description of the Registrant’s Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A, which became effective on January 14, 1997.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”) allows a corporation to indemnify directors, officers, employees and agents for costs and expenses incurred by or in connection with an action, suit or proceeding brought by reason of their position as a director, officer, employee or agent. The person indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses under certain circumstances. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights of indemnification or advancement of expenses to which directors, officers, employees and agents may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

     In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates or limits the personal liability of a director for monetary damages for breaches of the director’s fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

[E]liminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The DGCL further empowers the board of directors to make other indemnification as authorized under the certificate of incorporation, bylaws or any corporate resolution or agreement so long as the indemnification is consistent with the DGCL.

     The Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Registrant’s Amended and Restated Bylaws provide that, to the maximum extent and in the manner permitted by the DGCL, the Registrant shall indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant, provided, however, that the Registrant may modify the extent of such indemnification by individual contracts with its directors and officers and, provided further, that the Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors of the Registrant, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or (iv) such indemnification is required to be made pursuant to an individual contract. The Registrant’s Amended and Restated Bylaws also provide that the Registrant may advance the payment of expenses, upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise, and that the indemnification and advancement of expense provisions of the bylaws are nonexclusive. The Registrant maintains director and officer liability insurance covering director and officer indemnification.

     The Registrant has an Indemnity Agreement with each of its directors and executive officers. The standard for indemnification under the Indemnity Agreement is substantially the same as under the Registrant’s Amended and Restated Bylaws. The Indemnity Agreement, however, provides for the creation of a trust account in the event of a “change in control” (as defined in the Indemnity Agreement), funded in an amount sufficient to reasonably satisfy any and all expenses incurred by a director or executive officer in connection with investigating, preparing for, participating in, and/or defending any proceeding relating to any Indemnifiable Event (as defined in the Indemnity Agreement). The trustee of such trust account is to be selected by the director or executive officer receiving the indemnity under the Indemnity Agreement.

     In the Agreement and Plan of Merger between Patterson Energy, Inc. and UTI Energy Corp. dated as of February 4, 2001, pursuant to which UTI Energy Corp. (“UTI”) merged with and into Patterson Energy, Inc. with the Registrant as the surviving corporation (the “UTI Merger”), the Registrant agreed to indemnify the former officers and directors of UTI (some of whom are current officers and directors of the Registrant) from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the UTI Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under UTI’s certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the UTI Merger, the Registrant will provide UTI’s officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the UTI Merger; provided that the maximum aggregate amount of premiums that the Registrant will be required to pay to provide and maintain this coverage does not exceed $300,000 per year.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits

Exhibit
Number		Description of Exhibit
4.1	—	Restated Certificate of Incorporation, as amended (filed August 9, 2004 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).
4.2	—	Amendment to Restated Certificate of Incorporation, as amended (filed August 9, 2004 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).
4.3	—	Amended and Restated Bylaws (filed March 19, 2002 as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference).
4.4	—	Rights Agreement dated January 2, 1997, between Patterson Energy, Inc. and Continental Stock Transfer & Trust Company (filed January 14, 1997 as Exhibit 2 to the Registrant’s Registration Statement on Form 8-A and incorporated herein by reference).
4.5	—	Amendment to Rights Agreement dated as of October 23, 2001 (filed October 31, 2001 as Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 and incorporated herein by reference).
4.6	—	Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, including Form of Executive Officer Restricted Stock Award Agreement, Form of Executive Officer Stock Option Agreement, Form of Non-Employee Director Restricted Stock Award Agreement and Form of Non-Employee Director Stock Option Agreement (filed June 21, 2005 as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).
5.1	—	Opinion of Fulbright & Jaworski L.L.P.
23.1	—	Consent of PricewaterhouseCoopers LLP.
23.2	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
23.3	—	Consent of M. Brian Wallace.
24.1	—	Power of Attorney (included in signature page II-5).

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Snyder, State of Texas on the 21st day of June, 2005.

PATTERSON-UTI ENERGY, INC.
/s/ Cloyce A. Talbott
Cloyce A. Talbott
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Cloyce A. Talbott and A. Glenn Patterson, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement pertaining to the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, and any or all amendments (including post-effective amendments) to said Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Siegel Mark S. Siegel	Chairman of the Board and Director	June 21, 2005
/s/ Cloyce A. Talbott Cloyce A. Talbott	Chief Executive Officer and Director (Principal Executive Officer)	June 21,2005
/s/ A. Glenn Patterson A. Glenn Patterson	President, Chief Operating Officer and Director	June 21,2005
/s/ Jonathan D. Nelson Jonathan D. Nelson	Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	June 21,2005
/s/ Kenneth N. Berns Kenneth N. Berns	Senior Vice President and Director	June 21,2005
/s/ Robert C. Gist Robert C. Gist	Director	June 21,2005

Signature	Title	Date
/s/ Curtis W. Huff Curtis W. Huff	Director	June 21,2005
/s/ Terry H. Hunt Terry H. Hunt	Director	June 21,2005
/s/ Kenneth R. Peak Kenneth R. Peak	Director	June 21,2005
/s/ Nadine C. Smith Nadine C. Smith	Director	June 21,2005

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit
4.1	—	Restated Certificate of Incorporation, as amended (filed August 9, 2004 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).
4.2	—	Amendment to Restated Certificate of Incorporation, as amended (filed August 9, 2004 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 and incorporated herein by reference).
4.3	—	Amended and Restated Bylaws (filed March 19, 2002 as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference).
4.4	—	Rights Agreement dated January 2, 1997, between Patterson Energy, Inc. and Continental Stock Transfer & Trust Company (filed January 14, 1997 as Exhibit 2 to the Registrant’s Registration Statement on Form 8-A and incorporated herein by reference).
4.5	—	Amendment to Rights Agreement dated as of October 23, 2001 (filed October 31, 2001 as Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 and incorporated herein by reference).
4.6	—	Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, including Form of Executive Officer Restricted Stock Award Agreement, Form of Executive Officer Stock Option Agreement, Form of Non-Employee Director Restricted Stock Award Agreement and Form of Non-Employee Director Stock Option Agreement (filed June 21, 2005 as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).
5.1	—	Opinion of Fulbright & Jaworski L.L.P.
23.1	—	Consent of PricewaterhouseCoopers LLP.
23.2	—	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
23.3	—	Consent of M. Brian Wallace.
24.1	—	Power of Attorney (included in signature page II-5).